Exhibit 4.2

CORGENIX MEDICAL CORPORATION
FORM OF SUBSCRIPTION AGREEMENT
FOR
COMMON STOCK
AND
WARRANTS

(For U.S. Resident Purchasers Only)

Corgenix Medical Corporation
Attn:  William H. Critchfield

11575 Main Street, Suite 400

Broomfield, Colorado 80020

1.             Subscription for Interests.

(a)           The undersigned, intending to be legally bound, hereby irrevocably subscribes for the purchase from Corgenix Medical Corporation, a Nevada corporation (the “Company”), of the number of shares and warrants to acquire shares of the Company (such shares and warrants, the “Interests”) indicated in Section 17 hereof.  This subscription is submitted to the Company in accordance with and subject to the terms and conditions described herein.  The signature of the undersigned below constitutes the execution and submission of this Subscription Agreement.  Upon execution and delivery of this Agreement and receipt of the subscription price in full, the Company will deliver to the undersigned three separate Warrants, each in the form attached hereto as Exhibit A.  One-third of the warrants will be exercisable at $0.34/share with a 1-year term, one-third of the warrants will be exercisable at $0.375/share with a 2-year term, and one-third of the warrants will be exercisable at $0.40/share with a 5-year term.

(b)           The undersigned understands that this subscription is not binding on the Company until accepted by the Company and agrees and represents that the Company reserves the right to reject this subscription for any reason or no reason, in whole or in part, and at any time prior to the acceptance thereof, notwithstanding prior receipt by the undersigned of notice of receipt of the undersigned’s subscription.  In the event of rejection of this subscription, the Purchase Price (defined below) will be promptly returned to the undersigned, together with this Subscription Agreement, this Subscription Agreement shall have no further force or effect, and the undersigned and the Company shall have no further obligation to one another hereunder.

(c)           The Company will provide you with “piggy back” registration rights on all 1933 Act registrations of the Company pursuant to the Securities Act of 1933, as amended (the “1933 Act”) or any registration statements that the Company files in response to the exercise of previously outstanding demand registration rights that do not otherwise restrict the ability to include shares included in or underlying the Interests.  Such piggy back registration rights will also not be permitted for a registration on any form, including relating to employee benefits plans and corporate reorganizations, that does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of such securities.  Registration rights will be governed by the Registration Rights Agreement in the form attached as Exhibit B.  The undersigned expressly acknowledges and agrees that since early 2006, the SEC staff has been raising concerns regarding the availability of Rule 415 for resale shelf registrations of privately placed securities, based primarily on Form S-3, Rule 415, the Manual of Publicly Available Telephone Interpretations, and other guidance, and that such concerns have caused significant uncertainty regarding the Company’s ability to register for resale all of the shares of common stock subscribed for in this offering, including shares underlying the warrants included in the Interests.  As such, the undersigned expressly acknowledges and agrees that:

(i)            any registration statement filed that includes any shares included in the Interests may not be declared effective by the SEC as a result of the SEC’s interpretation of Rule 415, that the Company may be required to cut back or reduce the number of shares so registered, and that the Company will only register such number of shares as permitted by the SEC;

(ii)           if there are to be reductions to the number of shares to be registered (whether as a result of Rule 415 issues or as a result of preexisting rights of holders of registration rights whose rights may not be diluted by those of the investors purchase Interests in this offering), then all investors purchasing Interests in this offering may, in the sole discretion of the Company, have their shares to be registered reduced pro rata with all other investors in this offering;

(iii)          if there are to be reductions to the number of shares registered, then the Company will use its commercially reasonable efforts to prepare and file follow-on registrations to the extent permitted by existing SEC guidance (e.g. the later of sale by the undersigned of substantially all of the shares previously registered and six months) or based on the ability to register shares without SEC objection;

(iv)          because any such reduction or limitation is outside of the Company’s control, the undersigned will have no right whatsoever to damages (liquidated or otherwise) for any failure of the Company to register the undersigned’s shares timely, or at all, because of Rule 415 related delays or objections made by, or limitations imposed by, the SEC; and

(v)           if a suit or action is brought by any party under this Agreement against the Company for alleged damages or loss resulting from Rule 415 related delays or objections made by, or limitations imposed by, the SEC, then the Company will be entitled to its attorneys fees and expenses incurred in responding to such suit or action.

(d)           The proceeds from this sale of Interests will be applied toward expansion and working capital and other general corporate purposes. However, the Company intends to sell no less than $650,000 worth of Interests, up to a maximum of $860,000, subject to the Company’s right to increase the offering by up to 450,000 shares, or 15% of the proposed offering size.  If the minimum offering is not achieved, then the offering will be terminated and all subscriptions will be returned to you without interest.

(e)           The subscription price must be delivered to Wells Fargo Bank, National Association, by wire transfer of immediately available funds in United States Dollars, as follows:

Wells Fargo Bank, NA

ABA 121000248

BNF: Corporate Trust Clearing

A/C 0001038377

Further credit: Corgenix Medical Corp Escrow

A/C 22413900

2.             Amount and Method of Payment.  The undersigned encloses herewith the consideration (“Purchase Price”) required to purchase the number of Interests subscribed for in Section 17 hereof.  Payment of the Purchase Price is being made by delivery of cash, by wire transfer in accordance with instructions to be provided by the Company or a check made payable to “Corgenix Medical Corporation.”  The minimum purchase is $50,000 for any purchase of the Interests.  However, the Company, in its sole discretion, has authority to accept subscriptions for a lesser amount.

3.             Representations and Warranties of the Undersigned.  In order to induce the Company to accept this subscription, the undersigned hereby acknowledges, represents and warrants to and covenants with the Company that:

(a)           The undersigned understands that an investment in the Interests is available only to “Accredited Investors” as such term is defined in Regulation D of the 1933 Act.  The undersigned represents and warrants that he/she/it is an “Accredited Investor,” and agrees that all statements, representations and warranties of the undersigned contained in the Corgenix Medical Corporation Investor Questionnaire are incorporated into this Agreement by reference.

(b)           The undersigned understands that the offering and sale of the Interests is intended to be exempt from registration under the 1933 Act by virtue of Section 4(2) of the Act and the provisions of Rule 506 of Regulation D promulgated thereunder and, in accordance therewith and in furtherance thereof, the undersigned represents and warrants to and agrees with the Company as follows:

(i)            The undersigned has received the most recent Form 10-KSB, last 3 Forms 10-QSB, most recent annual Proxy Statement, and all Forms 8-K filed since the date of the Company last Form 10-QSB (the “Disclosure Materials”), has carefully reviewed them, the exhibits attached thereto and referenced therein, understands the same, and has not relied upon any information in making an investment decision hereunder other than the information contained in the Disclosure Materials and information otherwise provided to the undersigned in writing by, or on behalf of, the Company relating to this investment;

(ii)           The undersigned understands that all documents, records, and books pertaining to this investment (including, without limitation, the Disclosure Materials and the exhibits attached thereto) have been made available for inspection by the undersigned and the undersigned’s attorney and/or accountant or other advisors and the undersigned and its agents have utilized such access to the undersigned’s satisfaction for the purpose of obtaining such information regarding the Company as the undersigned has requested;

(iii)          The undersigned and/or the undersigned’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company concerning the offering of the Interests, and all such questions have been answered to the full satisfaction of the undersigned;

(iv)          No oral or written representations have been made or oral or written information furnished to the undersigned or the undersigned’s advisor(s) in connection with the offering of the Interests that are in any way inconsistent with the information stated in the Disclosure Materials;

(v)           The undersigned is not subscribing for Interests as a result of, or subsequent to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or any solicitation of a subscription by a person not previously known to the undersigned in connection with investments in securities generally;

(vi)          If the undersigned is a natural person, the undersigned has reached the age of majority in the state in which the undersigned resides, has adequate means of providing for the undersigned’s current needs and personal contingencies, is able to bear the substantial economic risks of an investment in the Interests for an indefinite period of time, has no need for liquidity in such investment, and can afford a complete loss of such investment;

(vii)         The undersigned, or together with the undersigned’s advisor(s), has such knowledge and experience in financial, tax, and business matters so as to enable the undersigned to utilize the information made available to the undersigned in connection with the offering of the Interests in order to evaluate the merits and risks of an investment in the Interests and to make an informed investment decision with respect thereto;

(viii)        The undersigned is not relying on the Company with respect to the tax and other economic considerations of the undersigned relating to an investment in the Interests.  In regard to such considerations, the undersigned has relied on the advice of, or has consulted with, only the undersigned’s own advisors;

(ix)           The undersigned is acquiring the Interests solely for the undersigned’s own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person has or will have a direct or indirect beneficial interest in such Interests;

(x)            The undersigned will not sell or otherwise transfer the Interests without registration under the 1933 Act or unless there is available an exemption therefrom and fully understands and agrees that the undersigned must bear the economic risk of this purchase for an indefinite period of time because, among other reasons, the Interests have not been registered under the 1933 Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, or otherwise disposed of unless they are subsequently registered under the 1933 Act and under the applicable securities laws of such states or unless exemptions from such registrations are available;

(xi)           The undersigned certifies, under penalties of perjury, that the undersigned is not subject to the backup withholding provisions of Section 3406(a)(i)(C) of the Internal Revenue Code of 1986, as amended;

(xii)          The undersigned has evaluated the merits and risks of investing in the Company and has determined that such investment is a suitable long-term, high risk investment for the undersigned, and is fully aware of the fact that anti-dilution mechanisms contained in various options, warrants, and convertible promissory notes will cause the holders of such instruments to be able to purchase or convert into more shares of common stock at more favorable prices than is currently the case;

(xiii)         The undersigned understands that he is investing in the Interests without being furnished any offering literature or prospectus except the Disclosure Materials and that this transaction has not been scrutinized by the Securities and Exchange Commission; no foreign, federal, or state authority has made a finding or determination as to the fairness for investment of the Disclosure Materials and no foreign, federal or state authority has recommended or endorsed or will recommend or endorse this offering;

(xiv)        The undersigned understands that, unless he, she, or it notifies the Company in writing to the contrary at or before the closing of the purchase of the Interests, all the undersigned’s representations and warranties contained in the Subscription Agreement will be deemed to have been reaffirmed and confirmed as of the closing of the purchase of the Interests, taking into account all information received by the undersigned;

(xv)         The undersigned understands that estimates, projections, and other forward-looking statements contained in the Disclosure Materials, by their nature, involve significant elements of subjective judgment and analysis that may or may not be correct; that there can be no assurance that such projections or goals will be attained; and that the projections and estimates contained in the Disclosure Materials should not be relied upon as a promise or representation of the future performance of the Company; and

(xvi)        The undersigned has not used any person as a “Purchaser Representative” within the meaning of SEC Regulation D to represent him/her/it in determining whether to purchase the Interests.

(c)           The undersigned recognizes that an investment in the Interests involves a number of significant risks that may result in the loss of the undersigned’s entire investment in the Interests.

(d)           If the undersigned is a corporation, partnership, trust, or other entity, it is authorized and qualified to purchase the Interests, and the person executing this Subscription Agreement on behalf of such entity has been duly authorized by such entity to do so.

(e)           If the undersigned is a corporation, a partnership, or a limited liability company, the person signing this Subscription Agreement on its behalf hereby represents and warrants that the information contained herein that has been completed by any shareholders of such corporation, partners of such partnership, or members or managers of such limited liability company is true and correct with respect to such shareholders, partners, members, or managers (and if any such shareholder, partner, member, or manager is itself a corporation, partnership, or limited liability company, with respect to all persons having an interest in such corporation, partnership. or limited liability company, whether directly or indirectly), and that the person signing this Subscription Agreement has made due inquiry to determine the truthfulness and accuracy of the information contained herein.

4.             Covenants of the Investor.

(a)           The undersigned’s trading activities with respect to shares of the Company’s common stock will be in compliance with all applicable state and federal securities laws, rules and regulations and rules and regulations of any public market on which the Company’s common stock is listed.

(b)           The undersigned acknowledges that (1) the common stock and warrants included in the Interests have not been registered under the provisions of the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the undersigned shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the warrants and shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; and (2) any sale of the warrants and shares made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder.

(c)           The undersigned acknowledges and agrees that the shares, the warrants, and, until such time as the shares have been registered under the 1933 Act and sold in accordance with an effective registration statement, certificates and other instruments representing any of the shares, will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, OR (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

5.             Representations and Warranties of the Company.  In order to induce the undersigned to subscribe for the Interests, the Company hereby acknowledges, represents and warrants to and covenants with the undersigned that:

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which approximately 14,483,342 shares of common stock are issued and outstanding and, giving effect to notices of conversion presently pending, 1,222,800 shares of preferred stock are issued and outstanding.  Following the issuance by the Company of the Interests to all investors in this offering, assuming the sale of $860,000 worth of Interests, approximately 17,933,342 shares of common stock and 1,222,800 shares of preferred stock (which preferred stock would be convertible into 4,891,200 shares of common stock) will be issued and outstanding, plus options to purchase an aggregate of 2,080,600 shares of common stock and warrants to purchase an aggregate of 37,682,793 shares of common stock, plus convertible promissory notes convertible into up to 8,585,332 shares of common stock, based on the application of anti-dilution mechanisms contained in the currently outstanding options, warrants, and convertible promissory notes.  The undersigned expressly acknowledges and agrees that anti-dilution mechanisms contained in various options, warrants, and convertible promissory notes will cause the holders of such instruments to be able to purchase or convert into more shares of common stock at more favorable prices than is currently the case, and that such adjustments are included in these figures.

(b)           The Company acknowledges that the Company is a publicly held company and has made available to the undersigned copies of the Disclosure Materials.  The Company has registered its common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and the common stock is quoted and traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.  The Company has received no notice, either oral or written, with respect to the continued quotation or trading of the common stock on the OTC Bulletin Board.  The Company has not provided to the undersigned any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed.  As of their respective dates, the Disclosure Materials complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and rules and regulations of the SEC promulgated thereunder and the Disclosure Materials did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           Subject to the accuracy of the undersigned’s representations in this Agreement, except as required pursuant to the Registration Rights Agreement, the sale of the Interests by the Company will not require registration under the 1933 Act.  The Company is issuing the Interests in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D as promulgated by the SEC under the 1933 Act, and/or Section 4(2) of the 1933 Act; provided, however, that certain filings and registrations may be required under state securities “blue sky” laws depending upon the residency of the undersigned.

6.             Indemnification.  The undersigned agrees to indemnify and hold harmless the Company, the Company’s directors, officers, employees, affiliates, attorneys, and agents (including any broker, dealer, or placement agent), and each person, if any, who “controls” the Company within the meaning of Section 15 of the 1933 Act (each of the foregoing, an “Affiliate”), against any and all loss, liability, claim, damage, and expense whatsoever (including, but not limited to, any and all attorneys’ fees, costs, and expenses reasonably incurred in investigating, preparing for, or defending against any litigation commenced or threatened or any claim whatsoever) (collectively, a “Loss”) arising out of, relating to, or based upon any false representation or warranty or breach or failure by the undersigned to comply with any covenant or agreement made by the undersigned herein or in any other document furnished by the undersigned to any of the foregoing in connection with the transaction described herein.  The undersigned further agrees to indemnify the Company and any Affiliates and to hold them harmless against all Loss arising out of or related to the sale or distribution of the Interests by the undersigned in violation of the 1933 Act or other applicable law.  The indemnification obligations provided herein will survive the execution and delivery of this Agreement, any investigation at any time made by the Company and the issue and sale of Interests and will be in addition to any liability the undersigned may have.  Notwithstanding any provision of this Agreement, the undersigned does not waive any right granted to it under any applicable state securities law.

7.             Modification.  Neither this Subscription Agreement nor any provisions hereof shall be waived, modified, discharged, or terminated except by an instrument in writing signed by the party against whom any such waiver, modification, discharge, or termination is sought.

8.             Counterparts.  This Subscription Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one (1) and the same agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

9.             Entire Agreement.  This Subscription Agreement and the Investor Questionnaire contain the entire agreement of the parties with respect to the subject matter hereof, and with respect to the subject matter hereof there are no representations, covenants, or other agreements except as stated or referred to herein.

10.           Severability.  Each provision of this Subscription Agreement is intended to be severable from every other provision, and the invalidity or illegality of any portion hereof shall not affect the validity or legality of the remainder hereof.

11.           Assignability.  This Subscription Agreement is not transferable or assignable by the undersigned except as may be provided herein.

12.           Binding Effect.  The provisions of this Subscription Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13.           Notification of Changes.  The undersigned hereby convenants and agrees to notify the Company upon the occurrence of any event prior to the closing of the purchase of the Interests pursuant to this Subscription Agreement that would cause any representation, warranty, or covenant of the undersigned contained in this Subscription Agreement to be false or incorrect.

14.           Applicable Law.  This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Colorado as applied to residents of that state executing contracts wholly to be performed in that State.  Venue for any action brought among the parties with respect to this Agreement or otherwise, by way of a claim or counterclaim, must be in any state or federal court with jurisdiction located in Denver, Colorado.  The parties agree that in any such action, and on all issues, the parties irrevocably waive their right to a trial by jury.

15.           Survival.  The representations, warranties, covenants and agreements made herein will survive the Closing of the transaction contemplated hereby.

16.           Expenses.  Each of the parties must pay all of its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement and an investment in the Interests.

17.           Interests Subscribed For.  (to be completed by subscriber):

Number of Interests subscribed for at $0.25 per Interest:

Amount of total cash or check enclosed herewith: $                                *

*Please note the minimum investment is $50,000 unless otherwise agreed to by the Company.  The price per Interest is calculated as the 20 trading day volume weighted average closing price per share of the Company’s common stock as quoted on the OTCBB by the Company in its sole discretion, absent manifest error.

Number of Warrants to be issued:                                      (i.e. 100% of the number of shares of common stock purchased)

Name(s) in which Interests are to be registered:

Tax I.D. #

Form of joint ownership (if applicable):

Community Property

Tenants-in-Common

Joint Tenants With Right of Survivorship

If the Interests hereby subscribed for are to be owned by more than one (1) person in any manner, the undersigned understands and agrees that all of the co-owners of such Interests must execute this Subscription Agreement in order for this Subscription Agreement to be accepted.

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IN WITNESS WHEREOF, the undersigned represent(s) that the foregoing statements are true and correct and that he/she/it has (they have) executed this Subscription Agreement this            day of                , 2007.

Please Print Name	Signature of Subscriber

Please Print Name	Signature of Co-Owner

Address:

ACCEPTED:

Corgenix Medical Corporation

By:
Name:
Title: